Exhibit 10.1

[****] = Certain confidential information contained in this document, marked by brackets, has been omitted because the information is not material and is the type of information that the registrant treats as private or confidential

AMENDMENT NO. 1 TO
DISTRIBUTION AGREEMENT

The parties named below agree as follows:

This Amendment Number 1 (Amendment) to Distribution Agreement with an Effective Date of March 31st 2025 (including any amendments) (Agreement) between Smith & Nephew, Inc. (S+N) and Nuo Therapeutics, Inc. (NUO) shall take effect on and from May 14, 2025.

Capitalized terms in this Amendment have the meanings given them in the Agreement unless the context otherwise requires.

	For SMITH + NEPHEW	For NUO
Parties: Address:	Smith & Nephew, Inc. (S+N) 150 Minuteman Rd Andover, MA 01810	Nuo Therapeutics, Inc. (NUO) 8285 El Rio, Suite 190 Houston, TX 77054

Signatures:	/s/ Ted Melo Printed Name: Ted Melo Title: SVP Finance Global Wound Date Signed: May 14, 2025	/s/ David Jorden Printed Name: David Jorden Title: CEO/CFO Date Signed: May 14, 2025

1.	The Parties hereby agree that the Agreement shall be amended as follows:

a)	The S+N Customer List in Schedule 3, Annex E of the Agreement shall be deleted and replaced with the S+N Customer List in Annex 1 of this Amendment.

b)	a new Section 1.10 shall be added to the Agreement as follows:

Section 1.10:

Interim Sales Agency commencing on May 14, 2025, the Parties agree S+N shall be entitled to act as sales agent on an interim basis for sale of Products under the NUO Brand to certain S+N Customers, such customers as further specified in Schedule 8 of the Agreement. A new Schedule 8 (Interim Sales Agency Customers) shall be appended to the Agreement in the format set out in Appendix 2 of this Amendment.

1.10.1

a)

S+N and NUO agree with a view to enabling adoption of Products under the S+N Brand, in customer accounts pending launch of such Products being available for sale and distribution under the terms of the Agreement, that S+N, its employees and contractors (S+N) acting as sales agents on an interim basis, shall be permitted by NUO to promote, solicit, service and support sales of Products under the NUO Brand to certain S+N Customers as further specified in Schedule 8. S+N shall not be obligated to solicit any specific volume or value of sales and shall maintain full discretion and independence as to its promotional, solicitation and service activities.

b)	S+N shall be entitled to payment of a commission for Product sales concluded as a result of its sales agent activities as further specified below.
c)

The arrangements for Interim Sales Agency in this Section 1.10 shall terminate on the earlier of: i) December 31st 2025; or ii) the date notified by S+N in writing, provided S+N shall provide not less than thirty (30) days’ notice of such termination.

d)	The Parties acknowledge and agree that for the purposes of this Section 1.10:
(i)	S+N shall operate an independent business and shall have all rights and responsibilities of an independent contractor,
(ii)	S+N shall be acting as and furnishing its services to NUO as an independent contractor at all times; and
(iii)

(iii) nothing in this Section 1.10, establishes or is intended to establish an employer-employee relationship, manufacturer-distributor relationship, partnership, franchise, joint venture or anything other than an independent contractor relationship between S+N and NUO.

e)

The Parties expressly waive application of any franchise laws that may exist in any applicable jurisdiction. Other than as expressly permitted by this Section 1.10, the Parties agree that no Party will hold itself out as a legal representative of the other Party, and no Party has the authority to contract on behalf of or in the name of the other Party or legally bind the other Party for any other purpose. No Party to this Section 1.10 will be liable to any third party in any way for any engagement, obligation, contract, representation or transaction of the other Party.

f)

The Parties agree that NUO shall be the sole vendor of record for the Products under the NUO Brand for the purposes of this Section 1.10 (NUO Products) and responsible for the sale of NUO Products to the S+N Customers concluded pursuant to this Section 1.10, including, but not limited to, manufacturing and supplying the NUO Products, invoicing customers for Product sales, shipping Products, collecting receivables and amounts due for the Products and warranting and replacing Products consistent with industry standards and practices. NUO shall recognize all revenue attributable to the sale of NUO Products under this Section 1.10 (other than any income recognized by S+N from the receipt of commission payments pursuant to the paragraphs of this Section 1.10 below).

g)

NUO shall have sole authority over pricing of the NUO Products but agrees to provide market competitive pricing, discounts and terms of service to customers that are similar to the pricing, discounts and terms of service NUO offers to similarly-situated customers with comparable committed levels, product use and purchase volumes. NUO shall promptly approve any price quotes prepared by S+N. Any discounting of the NUO Products will only be offered by, applied by, or as authorized by NUO. Where applicable and subject to any confidentiality obligations owed to third-parties, the Parties will make good faith efforts to collaborate on responses to requests for proposals and other customer contract offerings involving the NUO Products and agree to share related information as required to satisfy customer quote/pricing requirements for the NUO Products.

h)

NUO will promptly process all NUO Product orders solicited by S+N. NUO will invoice customers directly and sell the NUO Products in accordance with the terms of the purchase order or contract entered between NUO and the S+N Customer.

i)

For the avoidance of doubt, S+N agrees that it is not authorized to sell the Products, or otherwise receive any compensation for the NUO Product sales, except as provided by this Agreement, and S+N and its Affiliates shall not be responsible for or have any liability to NUO or any third parties for sales of the NUO Products.

j)

For the duration of the operation of the Interim Sales Agency in accordance with this Section 1.10, NUO shall communicate directly with S+N regarding the NUO Products and the subject matter of this Section 1.10 and not with the S+N Customers unless otherwise approved by S+N.

k)

NUO will provide all such training, promotional, marketing and sales support (including promotional materials and supporting documentation as S+N may reasonably require at no cost to S+N), as S+N may reasonably request from time to time in connection with this Section 1.10.

l)

For purposes of this Section 1.10, NUO grants to S+N, a royalty-free, nationwide, non-transferrable and non-exclusive license to use the trade names and trademarks owned by or licensed to NUO associated with the NUO Products. The NUO Brand and packaging to be affixed to the NUO Products is shown in the depiction of the NUO Get Up and S+N shall be permitted to use the NUO Brand and NUO Get Up in connection with the promotion, solicitation, service and support of NUO Product sales during the term of the Interim Sales Agency.

m)

Upon termination of the Interim Sales Agency in accordance with this Section 10.10, this Section 1.10 shall cease to apply in its entirety save for any outstanding obligations pursuant to Section 1.10.3 or as relates to NUO’s conclusion of any outstanding S+N Customer orders or the provision of support to S+N Customers who have purchased NUO Products.

n)

In the event of any conflict between the terms and conditions of this Section 1.10 and the Agreement or any other Schedules pursuant to the Agreement, this Section 1.10 and Schedule 8 shall take precedence and shall control with regards to their subject matter only.

1.10.2

a)

Both Parties will (i) comply with all applicable federal, state and local laws, rules and regulations, including without limitation those relating to payments or reimbursements in connection with federal healthcare programs, including the Anti-Kickback Statute, the Stark Law regulation, the Foreign Corrupt Practices Act (FCPA), the Health Insurance Portability and Accountability Act of 1996 (HIPAA) and its accompanying regulations, the Sunshine Act, prohibitions on off-label promotion of any Products, and related policies including AdvaMed’s Code of Ethics; (ii) cooperate in any investigation relating to activities of the Parties under this Agreement, including investigations relating to fraud and abuse issues; and (iii) not solicit, engage, compensate, remunerate or otherwise induce a surgeon, health care provider or professional, hospital, medical institution, or any employee or agent of any educational or health care organization to purchase the NUO Products as consideration for becoming a consultant for either of the Parties.

b)

Each of the Parties represents and warrants that it is not currently excluded, debarred, suspended or otherwise ineligible to participate in federal health care programs or in federal procurement or non-procurement programs. Each of the Parties represents and warrants that its employees or other personnel, agents, subsidiaries and affiliated entities, if any, are not currently excluded, debarred, suspended or otherwise ineligible to participate in federal health care programs or in federal procurement or non-procurement programs.

c)

To the extent permitted by applicable law and regulations, each of the Parties represents and warrants that it will notify the other as soon as reasonably possible if it, or any of its employees or other personnel, agents, subsidiaries or affiliated entities, if any, becomes excluded, debarred, suspended, or otherwise ineligible to participate in federal health care programs or in federal procurement or non-procurement programs.

d)

NUO will be responsible for and shall exclusively manage any and all reporting to the United States Food and Drug Administration (FDA) and other governing bodies regarding the performance of the NUO Products or adverse events potentially attributed to the NUO Products. S+N will inform NUO in writing of any complaints regarding the Products, of which S+N becomes aware without delay, so that NUO may timely investigate and report such complaints as required by applicable laws and regulations. S+N will cooperate and provide NUO with information and assistance with respect to the investigation of any such complaint they report as NUO reasonably requires to investigate and address such matter.

e)

If any governmental or similar entity issues a request, directive or order to recall or withdraw the NUO Products, or if NUO determines in its discretion that any NUO Products be recalled or withdrawn, NUO will be solely responsible, as between NUO and S+N, for such recall or withdrawal of the NUO Products, including without limitation, all customer refunds for the NUO Products, NUO Product replacements and S+N’s costs incurred as a result of such recall. S+N, at NUO’s expense, will cooperate with NUO in conducting such recall or withdrawal and assist NUO to the extent necessary to ensure that the recall or withdrawal is effective. S+N will assist in promptly executing NUO Product recalls as directed by NUO, in which event NUO will reimburse S+N for all documented, reasonable, out-of-pocket expenses incurred by S+N to comply with NUO directives in connection with the Products subject to recall.

1.10.3

S+N shall be entitled to payment of a [****] commission on NUO Product sales as follows:

a)

NUO shall pay to S+N, the commissions as set out above on Net Sales of the NUO Products, resulting from S+N’s (including its employees’ and contractors’) efforts to promote, solicit, service and support the NUO Products to the Interim Sales Agency Customers. Net Sales means the gross amounts invoiced by NUO to the S+N Customers, less returns, credit memos, rebates and other allowances actually made and other administrative fees, and/or sales, value-added or similar taxes (as applicable).

b)

Commissions will be deemed earned and payable to S+N upon NUO invoicing of the applicable NUO Product order to the S+N Customer. Commission payments due to S+N shall be calculated monthly by NUO and paid to S+N in arrears [****] in which the NUO Products are invoiced to the S+N Customers.

c)

NUO agrees that it will not withhold invoices for NUO Product sales or fail to pursue open orders in a manner which artificially skews orders or commission payments into or away from a particular calendar month. For any commission payments made to S+N, NUO shall provide monthly sales reports (Monthly Reports) to S+N that provide the details of all NUO Product sales to customers resulting from S+N’s efforts to promote, solicit, service and support the NUO Products. At a minimum, such Monthly Reports should provide the (i) invoice date for each NUO Product sale and status of customer payment, (ii) customer and facility name, (iii) type and quantity of NUO Products sold, (iv) S+N representative responsible for the order, and (v) calculation of any commissions paid, or scheduled to be paid, to S+N. NUO acknowledges that all decisions regarding the compensation S+N will pay to its employees or contractors will be determined by S+N. Upon reasonable request, NUO shall provide S+N with appropriate sales and other pertinent information on a monthly basis with respect to its calculation of and any adjustments to commission payments.

2.

This Amendment shall form part of the Agreement and shall modify and supersede all inconsistent terms and provisions set out in the Agreement. In the event of any inconsistencies between this Amendment and the Agreement, the terms of this Amendment shall prevail and control. Except as stated in this Amendment, all other provisions of the Agreement shall remain in full force and effect.

3.	This Amendment may be executed in counterparts and each counterpart is an original of this Amendment.